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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934



      Date of report (Date of earliest event reported): September 15, 2000



                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)



Pennsylvania                        33-70992                      23-269963
(State or other            (Commission File Number)           (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)



200 Plant Avenue
Wayne, Pennsylvania                                        19087
(Address of principal executive offices)                 (Zip Code)



       Registrant's telephone number, including area code: (610) 989-0340







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Item 5.  Other Events.

         On September 15, 2000, the Company and Swartz Private Equity, LLC ("Swartz"), a private equity fund, entered into an Investment Agreement pursuant to which Swartz agreed to purchase up to $20,000,000 of Common Stock from the Company. The purchases would be made at the option of the Company over a period not to exceed three years in amounts based upon certain market conditions. The purchase price would be based upon the current market price of the Common Stock during the applicable pricing period for each purchase.

         The Company also issued to Swartz a Commitment Warrant to purchase up to 1,200,000 shares of Common Stock at any time during a ten year period. The exercise price would be the lower of $1.00 or the lowest closing price of the Common Stock during the last five trading days prior to each and every six month anniversary occurring after the date of issuance and prior to the date of exercise. The amount of shares issuable under the Commitment Warrant is subject to increase pursuant to the Warrant Anti-Dilution Agreement entered into between the Company and Swartz. The Investment Agreement also provides that Swartz will receive additional warrants to purchase shares of Common Stock in an amount equal to ten percent of the number of shares actually purchased by Swartz under the Investment Agreement.



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         Pursuant to a Registration Rights Agreement, the Company, at its sole cost and expense, agreed to register for resale by Swartz all of the shares of Common Stock issued to Swartz pursuant to the Investment Agreement, all of the shares of Common Stock issued or issuable pursuant to the Commitment Warrant, and all of the shares of Common Stock issued or issuable pursuant to the warrants issued in connection with the purchase of shares of Common Stock under the Investment Agreement. The purchase of shares of Common Stock by Swartz under the Investment Agreement is subject to an effective registration statement and certain other conditions set forth therein.

         The Swartz offering was conducted by the Company pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended ("Act"), and Rule 506 promulgated thereunder.


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         Any statements set forth above concerning the Investment Agreement,
Commitment Warrant, Warrant Anti-Dilution Agreement, or Registration Rights Agreement, are not necessarily complete, and in each such instance, reference is made to the particular document, a copy of which is filed herewith as an Exhibit. Each such statement is qualified in its entirety by such reference.


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         On September 15, 2000, the Company accepted Subscription Agreements from nine investors to purchase an aggregate of 1,150,000 shares of restricted Common Stock at $1.00 per share. For each share purchased, the investor also received a warrant to purchase one share of Common Stock at $1.00 at any time through January 31, 2001. The offering was conducted by the Company pursuant to the exemption from registration set forth in Rule 506 promulgated under the Act, and was sold only to accredited investors as defined in Rule 501 promulgated thereunder. The Company has agreed to use its best efforts to register for resale under the Act all of the Common Stock sold in the offering as well as all of the Common Stock underlying the warrants. As of the date hereof, an aggregate of $200,000 of the purchase price has been delivered to the Company by the subscribers.

         As previously reported, in June 2000, the Company had received and accepted subscription agreements from five investors to purchase an aggregate of 2,200,000 shares of restricted Common Stock at $1.50 per share. During July 2000, the purchase price per share of the Common Stock was reduced from $1.50 per share to $1.00 per share, for a new aggregate purchase price of $2,200,000. Pursuant to the agreements, full payment for the shares by the investors was to be made to the Company on or before August 31, 2000. Through September 15, 2000, the Company had not received from the investors any of the purchase price for the shares of Common Stock. As a result, on September 15, 2000, and after prior notice to the investors by the Company, the Company formally notified the investors that it had rescinded and canceled each of the Subscription Agreements effective immediately.

         The United States government has granted the Company a patent entitled Credit Card, Smart Card and Bank Issued Debit Card Operated System and Method for Processing Electronic Transactions. The Company has also received a notice of allowance of its patent entitled Credit and Bank Issued Debit Card Operated System and Method for Controlling a Vending Machine.


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Item 7. Exhibits.

         (c) The following Exhibits are filed as part of this Form 8-K:

     Exhibit No.                     Description


      10.1 Investment Agreement between the Company and Swartz Private Equity, LLC dated September 15, 2000

      10.2 Commitment Warrant issued to Swartz Private Equity LLC dated August 29, 2000

      10.3 Warrant Anti-Dilution Agreement between the Company and Swartz Private Equity, LLC dated September 15, 2000

      10.4 Registration Rights Agreement between the Company and Swartz Private Equity dated September 15, 2000



                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       USA TECHNOLOGIES, INC.

                                       By: /s/George R. Jensen, Jr.
                                           ------------------------
                                           George R. Jensen, Jr.,
                                           Chief Executive Officer
September 21, 2000